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Exhibit 10.16

December 31, 2008

Paul Helbling
Senior Vice President, Chief Administration Officer
thinkorswim Group, Inc

Dear Paul:

        This letter agreement (the "Letter Agreement") confirms and documents your rights in the event of a Change in Control of thinkorswim Group, Inc. (the "Company") on or after the date hereof. "Change in Control" means a change in the ownership or effective control, or a change in the ownership of a substantial portion of the assets, of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the "Code") and U.S. Treasury Regulation Section 1.409A-3(i)(5).

        This Letter Agreement terminates and replaces your rights pursuant to, and supersedes any prior, plan, agreement, arrangement or understanding between you and the Company or its affiliates with respect to the subject matter hereof. In the event the benefits under this Letter Agreement become due and payable, you shall not have any right to receive severance benefits pursuant to any other plan, agreement, arrangement or understanding with the Company or any of its affiliates.

        Upon a Change in Control, you will be entitled to the full vesting of all outstanding options and restricted shares and other equity units granted prior to and through the date upon which the Change in Control occurs. All other provisions of the plans and agreements governing the awards will remain in force.

        If a Change in Control occurs and, within one hundred eighty (180) days following such Change in Control, the Company terminates your employment without Cause (defined below), you shall be entitled to receive a cash severance benefit in an amount equal to twelve (12) month's base salary (based on your annual salary on the date of the Change in Control), less applicable taxes, paid in bi-weekly installments in accordance with the Company's normal payroll practices and schedule. In addition, the Company will pay the premiums for you to continue your group health insurance coverage (as provided to other employees at the time of termination) under COBRA, at active employee contribution rates for the earlier of twelve (12) month's following termination or until you obtain comparable coverage.

        For purposes of this Letter Agreement, "Cause" shall have the meaning set forth in the Company's Amended and Restated 2004 Restricted Stock Plan, as in effect on the date hereof (the "Plan"), without regard to whether you are a "Participant" in the Plan.

        The payments and benefits under this Letter Agreement are intended to comply with Section 409A of the Code ("Section 409A") and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or pursuant to the rules with respect to separation pay plans) and, accordingly, to the maximum extent permitted, the Letter Agreement shall be interpreted to be in compliance therewith. The Company may reform any provision to the extent necessary to comply with Section 409A. It is intended that each installment, if any, of the payments and benefits provided shall be treated as a separate "payment" for purposes of Section 409A. If, as of the date of the "separation from service" of you from the Company, you are a "specified employee" (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this provision (whether under the Letter Agreement, any other plan, program, payroll practice or any equity grant) and is due upon or as a result of your separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of Executive, and (B) the date of Executive's death (the "Delay Period") and the Letter Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall promptly be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under the Letter Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Sincerely,

/s/ LEE BARBA Lee Barba Chief Executive Officer thinkorswim Group, Inc.

Accepted and agreed:
/s/ PAUL HELBLING Paul Helbling (Signature)	12/31/08 (Dated)

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  Exhibit 10.16